CLASS B DISTRIBUTION PLAN
                        PIONEER GROWTH TRUST ON BEHALF OF
                           PIONEER CAPITAL GROWTH FUND

     CLASS B DISTRIBUTION PLAN, dated as of April 4, 1994 of PIONEER CAPITAL GROWTH FUND (the "Fund"), a series of Pioneer Growth Trust, a Massachusetts business trust (the "Trust").

                                   WITNESSETH

     WHEREAS, the Trust is engaged in business as an open-end, diversified, management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

     WHEREAS, the Trust, on behalf of the Fund, intends to distribute shares of beneficial interest (the "Class B Shares") of the Fund in accordance with Rule 12b-1 promulgated by the Securities and Exchange Commission under the 1940 Act ("Rule 12b-1"), and desires to adopt this Class B distribution plan (the "Class B Plan") as a plan of distribution pursuant to such Rule;

     WHEREAS, the Trust, on behalf of the Fund, desires that Pioneer Funds Distributor, Inc., a Massachusetts corporation ("PFD"), provide certain distribution services for the Trust's Class B Shares in connection with the Class B Plan;

     WHEREAS, the Trust, on behalf of the Fund, has entered into an underwriting agreement (in a form approved by the Trust's Board of Trustees in a manner specified in such Rule 12b-1) with PFD, whereby PFD provides facilities and personnel and renders services to the Trust in connection with the offering and distribution of Class B Shares (the "Underwriting Agreement");

     WHEREAS,  the Trust, on behalf of the Fund, also recognizes and agrees that
(a) PFD may retain the services of firms or individuals to act as dealers or wholesalers (collectively, the "Dealers") of the Class B Shares in connection with the offering of Class B Shares, (b) PFD may compensate any Dealer that sells Class B Shares in the manner and at the rate or rates to be set

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forth in an  agreement  between  PFD and such  Dealer  and (c) PFD may take such payments to the Dealers for distribution services out of the fee paid to PFD hereunder, any deferred sales charges imposed by PFD in connection with the repurchase of Class B shares, its profits or any other source available to it;

     WHEREAS, the Trust, on behalf of the Fund, recognizes and agrees that PFD may impose certain deferred sales charges in connection with the repurchase of the Fund's Class B shares by the Trust, and PFD may retain (or receive from the Trust, on behalf of the Fund, as the case may be) all such deferred sales charges; and

     WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust, on behalf of the Fund, should adopt and implement this Class B Plan, has evaluated such information as it deemed necessary to an informed determination whether this Class B Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Trust for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Class B Plan will benefit the Fund and its Class B shareholders;

     NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Class B Plan for the Fund as a plan of distribution of Class B Shares in accordance with Rule 12b-1, on the following terms and conditions:


         1. (a) The Trust, on behalf of the Fund, is authorized to compensate PFD for (1) distribution services and (2) personal and account maintenance services performed and expenses incurred by
              PFD in connection with the Trust's Class B shares. Such compensation shall be calculated and accrued daily and paid quarterly or at such other intervals as the Board of Trustees may determine.

                      (b) The amount of  compensation  paid  during any one year for  distribution  services shall be .75% of the

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              average daily net assets of the Trust attributable to such year.

                      (c) Distribution services and expenses for which PFD may be compensated pursuant to this Plan include, without limitation: compensation to and expenses (including allocable overhead, travel and telephone expenses) of (i) Dealers, brokers and other dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") or their officers, sales representatives and employees; (ii) PFD and any of its affiliates and any of their respective officers, sales representatives and employees, (iii) banks and their officers, sales representatives and employees who engage in or support distribution of the Fund's Class B shares; printing of reports and prospectuses for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials.

                      (d) The  amount  of  compensation  paid for  personal  and account maintenance services and expenses shall be .25% of the average daily net assets of the Fund attributable to such year. As partial consideration for personal services and/or account maintenance services provided by PFD to the Class B shares, PFD shall be entitled to be paid any fees payable under this clause
              (d) with respect to Class B Shares for which no dealer of record exists, where less than all consideration has been paid to a dealer of record or where qualification standards have not been met.

                      (e) Personal and account maintenance services for which PFD or any of its affiliates, banks or Dealers may be compensated pursuant to this Plan include, without limitation: payments made to or on account of PFD or its affiliates, banks, or other brokers and dealers who are members of the NASD or their officers, sales representatives and employees who respond to inquiries of, and furnish assistance to, shareholders regarding


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              their ownership of Class B shares or their accounts or who provide similar services not otherwise provided by or on behalf of the Fund.

                      (f) PFD may  impose  certain  deferred  sales  charges  in connection with the repurchase of the Fund's Class B shares by the Trust and PFD may retain (or receive from the Fund as the case may be) all such deferred sales charges.

                      (g) Appropriate adjustments to payments made pursuant to clauses (b) and (d) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Fund in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by subsection (d) of Section 26 of
              Article III of the Rules of Fair Practice of the NASD.

     2. The Trust, on behalf of the Fund, understands that agreements between PFD and Dealers may provide for payment of fees to Dealers in connection with the sale of the Fund's Class B Shares and the provision of services to shareholders of the Fund. Nothing in this Class B Plan shall be construed as requiring the Fund to make any payment to any Dealer or to have any obligations to any Dealer in connection with services as a dealer of the Fund's Class B Shares. PFD shall agree and undertake that any agreement entered into between PFD and any Dealer shall provide that such Dealer shall look solely to PFD for compensation for its services thereunder and that in no event shall such Dealer seek any payment from the Trust or the Fund.

     3. Nothing herein contained shall be deemed to require the Trust, on behalf of the Fund, to take any action contrary to its Declaration of Trust, as it may be amended or restated from time to time, or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of the responsibility for and control of the conduct of the affairs of the Fund.

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     4. This Class B Plan shall become  effective upon approval by a vote of the
Board of Trustees and a vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Fund's Class B Plan or in any agreements related to the Fund's Class B Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Class B Plan.

     5. This Class B Plan will remain in effect indefinitely, provided that such continuance is "specifically approved at least annually" by a vote of both a majority of the Trustees of the Trust and a majority of the Qualified Trustees. If such annual approval is not obtained, this Class B Plan shall expire on April 30, 1995.

     6. This Class B Plan may be amended at any time by the Board of Trustees, provided that this Class B Plan may not be amended to increase materially the limitations on the annual percentage of average net assets which may be expended hereunder without the approval of holders of a "majority of the outstanding Class B voting securities" of the Fund and may not be materially amended in any case without a vote of a majority of the Qualified Trustees or by a vote of the holders of a "majority of the outstanding voting securities" of Class B of the Fund.

     7. The Trust, on behalf of the Fund, and PFD shall provide to the Trust's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Class B Plan and the purposes for which such expenditures were made.

     8. While this Class B Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

     9. For the purposes of this Class B Plan, the terms "interested persons," "majority of the outstanding voting


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securities" and "specifically approved at least annually" are used as defined in the 1940 Act.

     10. The Trust, on behalf of the Fund, shall preserve copies of this Class B Plan, and each agreement related hereto and each report referred to in Paragraph 7 hereof (collectively, the "Records"), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and for a period of two (2) years, each of such Records shall be kept in an easily accessible place.

     11. This Class B Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

     12. If any provision of this Class B Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Class B Plan shall not be affected thereby.











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